Exhibit 99.1

Contact: Laurence P. Birch
Chief Executive Officer
847-229-2222

Aksys Announces Closing of $5 Million Investment by Durus and Definitive
Agreements for Further Investment

Lincolnshire, IL – April 3, 2006 – Aksys®, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today announced that it has entered into definitive agreements with Durus Life Sciences Master Fund Ltd. that provide the Company with additional capital to support the Company’s ongoing operations and restructure the Company’s current relationship with Durus.

Key terms of the agreement are as follows:

•                  On March 31, 2006 Durus invested $5.0 million in cash as part of a bridge financing to acquire senior secured notes of the Company.

•                  The agreements contemplate a subsequent closing in which Durus would exchange approximately $5.0 million of existing subordinated promissory notes of the Company held by Durus for new shares of the Company’s Series B Preferred Stock, convertible into 5 million shares of common stock at $1.00 per share, and warrants to purchase 5 million shares of common stock at $1.10 per share.

•                  At the subsequent closing Durus would also exchange approximately $10.8 million of existing subordinated promissory notes of the Company for approximately $10.8 million of the Company’s senior secured notes.

•                  Durus will also provide the Company with a credit facility for up to $5 million of additional senior secured notes which would be available to the Company under certain circumstances.

•                  As part of the financing, Durus will also have the option to invest up to an additional $15 million in cash to acquire additional shares of preferred stock convertible into common stock at $1.00 per share and additional warrants to purchase common stock at $1.10 per share.

•                  Durus has designated one director to join the Aksys Board of Directors effective March 31 and will be entitled to designate a majority of the members of the Company’s board of directors at the subsequent closing thereby giving it control over the management of the Company.

•                  Standstill and voting restrictions applicable to the shares of common stock already owned by Durus have been eliminated, and Durus is no longer obligated to reduce its ownership in Aksys. The Company’s Board of Directors has also taken action to eliminate its Rights Agreement so that it will not be applicable to Durus or the transactions with Durus.

In addition, Larry Birch, Aksys’ Senior Vice President and Chief Financial Officer, has been appointed interim CEO and appointed to the Company’s Board of Directors, effective Friday, March 31. Bill Dow has stepped down from his position as the Company’s President and Chief Executive Officer and will transition to a strategic advisory role.

Shodhan Trivedi, President of Opax Investments, an asset allocation firm focused on the global hedge fund arena, and a director of Durus has joined the Company’s Board of Directors as a designee of Durus effective March 31.

Mr. Birch commented:  “We would like to thank Bill for his leadership over the last seven years, as well as his tireless efforts to increase awareness of home dialysis in the market place. We wish him well in all his future endeavors.”

“Going forward, we will be concentrating on three major initiatives, including a geographically focused sales and marketing program, the development and launch of our next generation PHD System, and a more efficient cash management strategy,” Mr. Birch continued. “We are excited to enter into a new era for Aksys. The relationship with Durus is integral to our repositioning for success, enabling us to compete more efficiently in the rapidly emerging market of daily hemodialysis in the home.”

Aksys also announced that it has revised its preliminary fourth quarter and fiscal 2005 earnings, initially released on March 1, 2006. The revision results from a decrease in the value of a vendor deposit by $694,000 to reflect uncertainty associated with that vendor. This adjustment increased cost of goods sold for the fourth quarter and year ended December 31, 2005 to $3,198,000 and $14,925,000, respectively. The net loss for the fourth quarter and year ended December 31, 2005 increased to $7,428,000 or $0.25 per share and $34,198,000 or $1.14 per share, respectively.

Aksys has filed an extension notification with the SEC in accordance with Rule 12b-25, which extended the filing date for Aksys’ Form 10-K until April 17, 2006. This extension provides Aksys with additional time to reflect the Durus transaction in the Form 10-K filing.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Aksys received the 2005 Frost & Sullivan Medical Devices Award. In selecting Aksys for the award, Frost & Sullivan named the Aksys Personal PHD System the “Enabling Technology of the Year.”  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to the Company’s ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (iv) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (v) risks related to quality control issues and consistency of service applicable to the PHD System; (vi) market, regulatory reimbursement and competitive conditions; (vii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (viii) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (ix) changes in QSR requirements; and (x) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.